EXHIBIT 99.4


Mariner                  News & Information
 Health

FOR IMMEDIATE RELEASE      Contact: Arthur W. Stratton, Jr., M.D.
---------------------                Chairman and Chief Executive Officer
                                    David N. Hansen
                                     Executive Vice President and
                                     Chief Financial Officer
                                    Jill L. Baker
                                     Vice President of Investor Relations
                                    (860) 701-2102

               MARINER PROACTIVELY ADDRESSES MEDICARE UNCERTAINTY

New London, Connecticut (October 10, 1996) - Mariner Health Group, Inc. (Nasdaq/NM:MRNR) today announced that many Medicare Fiscal Intermediaries recently have begun to challenge payment of Medicare costs on an industry-wide basis. The Company believes this new approach signals the adoption of a generally more conservative approach to Medicare reimbursement. As a leader in its industry, the Company is taking the initiative of addressing this issue by vigorously contesting these changes and adopting a proactive accounting policy designed to safeguard the Company by increasing its reserves.

         In September, the Company began to observe a nationwide change in the practices of its Medicare Fiscal Intermediaries are entities which, on behalf of the Health Care Finance Administration (HCFA), audit and pay claims for reimbursement of costs which have been intermediaries are aggressively and retrospectively changing their position on previously approved costs. They are also reclassifying costs from reimbursable to non-reimbursable, and challenging payment for costs which had traditionally been approved.

         Arthur W. Stratton, Jr., M.D., Chairman and Chief Executive Officer of Mariner Health Group, Inc., said, "The Medicare program is drastically underfunded and in need of significant reform. We see these actions by the Intermediaries as the start of a period of health care reform which may extend into 1997 and beyond. The Intermediaries are beginning to implement global Medicare reform retrospectively through administrative means, rather than prospectively through the legislative process."

         Dr. Stratton continued, "As a leading subacute care company, Mariner is actively and vigorously contesting these changes, as are other members of the industry, through the government's administrative appeal process and legal and political action. To bolster reserves and lessen Mariner's exposure to further retrospective and future reimbursement changes, Mariner will be recording a one-time charge of $10 million in the third quarter. Also, since the settlements of prior years' cost reports may reduce present and future Medicare rates, Mariner anticipates approximately a 20% decrease in earnings per share from analyst expectations of the third quarter of 1996 and subsequent quarters. Mariner and other health care providers have been operating under the cloud of impending health care reform for several years. We are taking these steps to remove some of the uncertainty surrounding health care reform and to begin to insulate our earnings stream."

         Dr. Stratton added, "Key operational indicators for our company are unchanged. Revenues and census are in line and the integration of recent acquisitions is on track. However, as we have previously discussed, the AmHS/Premier/SunHealth ("Premier") relationship is developing more slowly than expected.'

         Dr. Stratton said in closing, "Mariner's model for the delivery of health care has always focused on ensuring that patients receive the right level of care in the lowest cost setting necessary to expedite patient recovery. We are convinced that this model ensures that we will continue to be the provider of choice for all payors, and it provides the platform which positions the Company for the future which is now unfolding before us. Our early recognition of this new reimbursement environment will enable us to be successful in the prospective payment system that we are certainly moving towards in America. The uncertainty for today lies in what the bridge to that new system will be. We are putting some of that uncertainty behind us with this action."

         Statements contained in this press release which are not historical facts may be considered forward-looking statements as the term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements including the statements contained herein regarding anticipated trends in the Company's business and changes in health care reform are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filing with the Securities and Exchange Commission including, among others (i) changes in the health care industry as a result of political, economic or regulatory influences; (ii) changes in regulations governing the health care industry; and (iii) changes in the competitive marketplace. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire.

         Mariner Health Group, Inc. is a leading national provider of post acute health services with operations in over 412 markets in 29 states. The company provides quality health care and controls costs by managing the `spell of illness' ensuring that patients receive the right level of care in the lowest cost setting necessary to expedite patient recovery. Mariner Health's products and services include physician and nursing care, rehabilitation therapies, respiratory and infusion therapies, pharmacy services and medical equipment and supplies. Including the Allegis acquisition, Mariner Health operates 78 inpatient centers with 10,261 beds, and 7 outpatient clinics. In addition, the Company provides rehabilitation program management in 429 skilled nursing facilities and 138 other sites, both freestanding and hospital-based, and operates five home care agencies and eight pharmacies.